Exhibit 10.1

AMENDMENT TO

MATCHING PERFORMANCE

RESTRICTED STOCK UNIT AWARD AGREEMENT

This is an amendment dated as of October 12, 2015 (the “Amendment”) to the Matching Performance Restricted Stock Unit Award Agreement, dated as of September 4, 2015 (the “PRSU Agreement”), between Scott Thompson (“Recipient”) and Tempur Sealy International, Inc., a Delaware corporation (the “Company”).

Recipient and the Company wish to amend the PRSU Agreement to modify the performance goal used in the PRSU Agreement for purposes of Section 162(m) of the Code.

Accordingly, the parties hereto agree as follows:

1. Amendments. (a) Section 3(d) of the PRSU Agreement is amended in its entirety to read as follows:

“(d) Performance Condition for Vesting. Notwithstanding anything in this Agreement to the contrary, if the Company does not have positive Profits for 2016, then all Performance Restricted Stock Units (whether or not Vested PRSUs) shall terminate immediately and be forfeited. The calculation of Profits is described in Appendix B hereto.

(b) Appendix B to the PRSU Agreement is hereby amended in its entirety to read as set forth in Appendix B hereto.

2. Remaining Provisions. All other provisions of the PRSU Agreement remain in full force and effect, unmodified by this Amendment.

3. Miscellaneous. Capitalized terms used herein without definitions have the meanings given them in the PRSU Agreement. This Amendment may be signed and delivered in counterparts.

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first set forth above.

TEMPUR SEALY INTERNATIONAL, INC.

By:	/s/ Brad Patrick
Name: Brad Patrick
Title: Executive Vice President and Chief Human Resources Officer

/s/ Scott L. Thompson
Scott L. Thompson

Appendix B

PERFORMANCE METRICS FOR THE AWARD

DETERMINATION OF FINAL AWARD

(a) Target Based on Profits. Subject to Section 3 and Section 4 of the Agreement, 100% of the Performance Restricted Stock Units shall vest if the Company has positive Profits (i.e. greater than $0) for the year ended December 31, 2016.

(b) Definitions and Method of Calculating Performance Metrics. Whether the Performance Metric has been met shall be determined pursuant to the following provisions and rules:

As used in this Appendix B:

“Profits” means, for 2016, the Company’s consolidated income before income taxes for 2016, determined in accordance with generally accepted accounting principles and derived from the Company’s audited consolidated financial statements for 2016 as included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission, in each case subject to adjustment as set forth in this paragraph (b).

Mandatory Adjustments: The Compensation Committee shall be required to make adjustments to the targets set forth in paragraph (a) above to exclude the effects of acquisitions or divestitures of businesses, or asset acquisitions or dispositions outside the ordinary course of business (including costs to restructure or integrate the newly acquired business or assets); labor union actions; effects of changes in tax laws; effects of changes in accounting principles; costs associated with the financing, refinancing or prepayment of debt, or recapitalization or similar event affecting the capital structure of the Company; or a merger, consolidation, acquisition of property or shares, separation, spin off, reorganization, stock rights offering, liquidation, or similar event affecting the Company or any of its Subsidiaries.